CASH SYSTEMS, INC. REPORTS RECORD SECOND QUARTER RESULTS

     August 19, 2003 - Minneapolis, MN - Cash Systems, Inc. (OTCBB: CSHS) today reported record second quarter and six month results for the periods ending June 30, 2003. For the second quarter 2003, revenues rose 137% to
$7,872,149 from $3,325,793.   EBITDA for the second quarter ending June 30,
2003 totaled $684,393, while Net Income surged $1,036,554 from a loss of $621,525 in the year ago quarter to positive Net Income of $415,029 in the second quarter 2003. Net Income Per Share rose to $0.03 from a loss of $0.05 last year.

     For the six months ended June 30, 2003, revenues rose 145% to $14,873,574 from $6,075,371 in the year ago period. Net Income for the six-month period rose to $897,355, or $0.07 per share, from a loss of $945,121, or ($0.08) per share, last year. EBITDA for the six months ending June 30, 2003 was $1,436,287 compared to ($117,687) last year.

     Craig Potts, CEO of Cash Systems, commented on the quarterly and six months earnings. "We are very pleased to report our third straight profitable quarter and third straight quarter of record revenues and net income. We recently announced new contracts as well as a new product, our Player Loyalty Station. We are looking forward to the Global Gaming Expo in Las Vegas next month so we can display all our products. Our sales force expects to aggressively promote the products at the upcoming show."

About Cash Systems, Inc.

     Minneapolis-based Cash Systems, Inc. has grown from a regional ATM provider to one of four cash access companies serving the gaming industry. Cash Systems' products include its proprietary cash advance systems, ATMs and check cashing solutions. Cash Systems gaming clients are comprised of both Native American and commercial entities. Please visit http://www.cashsystemsinc.com for more information.

     This press release does not constitute an offer of any securities for sale.

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     This press release may contain forward-looking statements, including the company's beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the company's plan of operation, changes in the company's anticipated earnings, continuation of current contracts, changes in gaming and other applicable regulations, and other factors detailed in the company's filings with the Securities and Exchange Commission, including its most recent Forms 10-KSB and 10-QSB. In addition, the factors underlying company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.